501 Washington Street
Columbus, Indiana 47201
(812) 522-1592

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 25, 2006

Notice is hereby given that the Annual Meeting of Shareholders of Home Federal Bancorp (the “Corporation”) will be held at the Hampton Inn, 12161 N. U.S. 31, Edinburgh, Indiana 46124, on Tuesday, April 25, 2006, at 3:00 P.M., Eastern Standard Time.

The Annual Meeting will be held for the following purposes:

1.	Election of Directors. Election of two directors of the Corporation for terms expiring in 2009.

2.	Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 13, 2006, are entitled to vote at the meeting or any adjournment thereof.

We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

A copy of the Corporation’s Annual Report for the year ended December 31, 2005, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

By Order of the Board of Directors

John K. Keach, Jr.
Chairman of the Board, President and
Chief Executive Officer

Columbus, Indiana
March 28, 2006

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

HOME FEDERAL BANCORP
501 Washington Street
Columbus, Indiana 47201
(812) 522-1592

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2006

This Proxy Statement is being furnished to the holders of common stock, without par value (“Common Stock”), of Home Federal Bancorp (“the Corporation”), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders of the Corporation to be held at 3:00 p.m., Eastern Standard Time, at the Hampton Inn, 12161 N. U.S. 31, Edinburgh, Indiana 46124, on April 25, 2006, and at any and all adjournments of such meeting. The principal asset of the Corporation consists of 100% of the issued and outstanding shares of Common Stock, $.01 par value per share, of HomeFederal Bank (the “Bank”), an Indiana commercial bank based in Columbus, Indiana. This Proxy Statement is expected to be mailed to Shareholders on or about March 28, 2006.

 A Notice of Annual Meeting and form of proxy accompany this Proxy Statement. Any Shareholder giving a proxy has the right to revoke it by delivering written notice to the Secretary of the Corporation, by filing a later proxy, or in person at the meeting, at any time before such proxy is exercised. All proxies will be voted in accordance with the directions of the Shareholder and, to the extent no directions are given, will be voted “for” item 1.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Only Shareholders of record at the close of business on March 13, 2006 (the “Voting Record Date”), will be eligible to vote at the Annual Meeting or at any adjournment thereof. Such Shareholders are entitled to one vote for each share then held. As of that date, the Corporation had 3,785,657 shares of the Corporation’s Common Stock issued and outstanding. A majority of the votes entitled to be cast, in person or by proxy, at the Annual Meeting is necessary for a quorum. In determining whether a quorum is present, Shareholders who abstain, cast broker non-votes, or withhold authority to vote for one or more director nominees will be deemed present at the Annual Meeting.

Management knows of no person who held more than 5% of the outstanding shares of the Corporation’s Common Stock on March 13, 2006, other than the following:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class

John K. Keach, Jr.	205,276 (1)	5.3%
501 Washington Street
Columbus, IN 47201

(1)
Includes 51,757 shares held jointly by Mr. Keach and his wife, 19,562 shares held by his wife and children, 113,781 shares subject to stock options granted under the Corporation’s stock option plans, and 19,218 whole shares allocated as of December 31, 2005, to Mr. Keach’s account under the Home Federal Bancorp Employees’ Savings and Profit Sharing Plan and Trust (the “401(k) Plan”). Does not include stock options for 3,764 shares which are not exercisable within a period of 60 days following the Voting Record Date.

PROPOSAL I — ELECTION OF DIRECTORS

The Corporation’s Board of Directors currently consists of six members. All of the directors except John K. Keach, Jr. meet the standards for independence of Board members set forth in the Listing Standards for the National Association of Securities Dealers. The Corporation’s By-laws provide that the directors shall be divided into three classes as nearly equal in number as possible. Directors of the Corporation are generally elected to serve for a three-year period or until their respective successors are elected and qualified. The two nominees for election as a director this year are John M. Miller and Harvard W. Nolting, Jr., each of whom currently serves as a director. Messrs. Miller and Nolting each have been nominated to serve for a three-year term ending in 2009.

The following table sets forth certain information regarding the nominees for election as a director and each director continuing in office after the Annual Meeting. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies as to which authorization is withheld) will be voted at the Annual Meeting for the election of the nominees identified below. If any nominee is unable or declines to serve (an event which the Board of Directors does not anticipate), the proxies will have discretionary authority to vote for a substitute nominee named by the Board of Directors if the Board elects to fill such nominee’s position. The table also sets forth the number of shares of the Corporation’s Common Stock beneficially owned by certain executive officers of the Corporation and by all directors and executive officers of the Corporation as a group.

Name	Age	Positions Held With the Corporation	Director of the Bank Since	Director of the Corporation Since	Term to Expire	Shares of Common Stock Beneficially Owned on 3/13/06 (1)		Percent of Class
Director Nominees
John M. Miller	55	Director	2002	2002	2009	17,000	(2)	.4%
Harvard W. Nolting, Jr.	66	Director	1988	1990	2009	67,714	(3)	1.8%

Directors Continuing In Office
John T. Beatty	55	Director	1991	1992	2007	28,310	(4)	.7%
Harold Force	54	Director	1991	1992	2007	32,757	(5)	.9%
John K. Keach, Jr.	54	Chairman of the Board, President and Chief Executive Officer	1990	1990	2008	205,276	(6)	5.3%
David W. Laitinen, MD	53	Director	1990	1990	2008	43,266	(7)	1.1%

Executive Officers
Charles R. Farber	56	Executive Vice President				32,101	(8)	.8%
S. Elaine Pollert	46	Executive Vice President				125,918	(9)	3.2%
Mark T. Gorski	41	Executive Vice President, Chief Financial Officer, Treasurer and Secretary				8,178	(10)	.2%

All executive officers and directors as a group (9 persons)						560,520	(11)	13.7%

*	Less than 1%.
(1)
Includes shares beneficially owned by members of the immediate families of the directors, director nominees, or executive officers residing in their homes. Unless otherwise indicated, each nominee, director or executive officer has sole investment and/or voting power with respect to the shares shown as beneficially owned by him or her.

(2)	Includes 400 shares held by children who reside with Mr. Miller, and stock options for 13,500 shares granted under one of the Corporation’s stock option plans.
(3)	Includes 11,448 shares subject to stock options granted under the Corporation’s stock option plans.
(4)	Includes 16,862 shares held jointly by Mr. Beatty and his wife, and 11,448 shares subject to stock options granted under the Corporation’s stock option plans.
(5)	Includes 225 shares held jointly by Mr. Force and his wife, and 11,448 shares subject to stock options granted under the Corporation’s stock option plans.
(6)
Includes 51,757 shares held jointly by Mr. Keach and his wife, 19,562 shares held by his wife and children, 113,781 shares subject to stock options granted under the Corporation’s stock option plans, and 19,218 whole shares allocated as of December 31, 2005, to Mr. Keach’s account under the 401(k) Plan. Does not include stock options for 3,764 shares which are not exercisable within a period of 60 days following the Voting Record Date.

(7)
Includes 25,476 shares held jointly by Dr. Laitinen and his wife, 6,342 shares held by Mrs. Laitinen for their children, and 11,448 shares subject to stock options granted under the Corporation’s stock option plans.

(8)
Includes 30,000 shares subject to stock options granted under one of the Corporation’s stock option plans and 1,068 whole shares allocated as of December 31, 2005, to Mr. Farber’s account under the 401(k) Plan.

(9)
Includes 95,835 shares subject to stock options granted under the Corporation’s stock option plans and 5,164 whole shares allocated as of December 31, 2005, to Ms. Pollert’s account under the 401(k) Plan. Does not include stock options for 10,815 shares which are not exercisable within a period of 60 days following the Voting Record Date.

(10)
Consists of 8,178 shares subject to stock options granted under the Corporation’s stock option plans. Excludes stock options for 1,822 shares which are not exercisable within a period of 60 days following the Voting Record Date.

(11)
Includes 297,086 shares subject to stock options granted under the Corporation’s stock option plans and 25,450 whole shares allocated as of December 31, 2005, to the accounts of participants in the 401(k) Plan. Does not include stock options for 16,401 shares which are not exercisable within a period of 60 days following the Voting Record Date.

The business experience of each of the above directors and director nominees for at least the past five years is as follows:

John T. Beatty is President and Treasurer of Beatty Insurance, Inc.

Harold Force has been President of Force Construction Company, Inc. since 1976. He also serves as Executive Vice President of Force Design, Inc.

John K. Keach, Jr. has been employed by the Bank since 1974. In 1985, he was elected Senior Vice President - Financial Services, in 1987 he became Executive Vice President, and in 1988 he became President and Chief Operating Officer. In 1994, he became President and Chief Executive Officer. In 1999, he was appointed Chairman of the Board of Directors of the Corporation.

David W. Laitinen, MD has been an orthopedic surgeon in Seymour, Indiana since 1983.

John M. Miller has served as President of Best Beers, Inc. (beer distributor) in Bloomington, Indiana, for more than five years.

Harvard W. Nolting, Jr. was a co-owner of Nolting Foods, Inc. (grocery chain) for over 30 years before his retirement in 1994.

Directors will be elected upon receipt of a plurality of votes cast at the Annual Meeting. Plurality means that individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

Meetings and Committees of the Board of Directors of the Corporation

The Board of Directors meetings are generally held once in each of two months in a fiscal quarter. The Board of Directors held a total of eight meetings during the year ended December 31, 2005. No incumbent director attended fewer than 75% of the sum of the meetings of the Board of Directors held while he served as a director and the meetings of committees on which he served during that period. The Board of Directors of the Corporation has an Audit Committee, a Compensation Committee, a Stock Option Committee and a Nominating and Governance Committee, among its other Board committees. All committee members are appointed by the Board of Directors.

The Audit Committee, comprised of Messrs. Beatty (Chairman), Miller, Force, Nolting, Jr. and Dr. Laitinen, recommends the appointment of the Corporation’s independent accountants in connection with its annual audit, and meets with them to outline the scope and review the results of such audit. That committee met four times during the year ended December 31, 2005.

The Board of Directors of the Corporation has a Compensation Committee, the members of which are Messrs. Nolting, Jr. (Chairman), Miller and Dr. Laitinen, which reviews payroll costs and salary recommendations and determines the compensation of the Corporation’s officers. During the year ended December 31, 2005, the Compensation Committee met one time.

The Corporation’s Stock Option Committee administers the Corporation’s stock option plans. It met one time during the year ended December 31, 2005. Its members are all of the directors except Mr. Keach, Jr. All of the members of the Compensation Committee and of the Stock Option Committee meet the standards for independence for compensation committee members set forth in the Listing Standards of the National Association of Securities Dealers.

The Corporation’s Nominating and Governance Committee nominated the slate of directors set forth in the Proxy Statement. The Nominating and Governance Committee held two meetings during the year ended December 31, 2005. The members of the Nominating and Governance Committee for the 2005 Annual Meeting were Messrs. Force (Chairman), Nolting, and Dr. Laitinen, although Mr. Nolting abstained from the vote of the Committee nominating the current director nominees. All of these members meet the standards for independence for nominating committee members set forth in the Listing Standards of the National Association of Securities Dealers. The Nominating and Governance Committee’s charter is available at http://www.homf.com.

The Nominating and Governance Committee will consider the nomination of any Shareholder of the Corporation entitled to vote for the election of directors at the meeting who has given timely notice in writing to the Secretary of the Corporation as provided in the Corporation’s By-laws. To be timely, a Shareholder’s notice must be delivered to or mailed and received by the Secretary of the Corporation not less than 60 days prior to the meeting, unless less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to Shareholders (which notice or public disclosure shall include the date of the Annual Meeting specified in publicly-available By-laws, if the Annual Meeting is held on such date), in which case the notice by a Shareholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Although the Nominating and Governance Committee will consider nominees recommended by Shareholders, it has not actively solicited recommendations for nominees from Shareholders nor has it established procedures for this purpose, as it will address nominations on a case by case basis. When considering a potential candidate for membership on the Corporation’s Board of Directors, the Nominating and Governance Committee considers diversity, age, skills, relevant business and industry experience, and independence under the Listing Standards of the National Association of Securities Dealers. The Nominating and Governance Committee does not have specific minimum qualifications that must be met by a Nominating and Governance Committee-recommended candidate and has no specific process for identifying such candidates. There are no differences in the manner in which the Nominating and Governance Committee evaluates a candidate that is recommended for nomination for membership on the Corporation’s Board of Directors by a Shareholder. The Nominating and Governance Committee has not received any such recommendations from any of the Corporation’s Shareholders in connection with the Annual Meeting.

The Corporation has adopted a policy for its Shareholders to send written communications to the Corporation’s directors. Under this policy, Shareholders may send written communications in a letter by first-class mail addressed to any director at the Corporation’s main office. The Corporation has also adopted a policy that strongly encourages its directors to attend each Annual Meeting of Shareholders. All of the Corporation’s six directors at the time of the meeting attended the Annual Meeting of Shareholders held on April 26, 2005.

Audit Committee Report, Charter, and Independence

Audit Committee Report. The Audit Committee reports as follows with respect to the audit of the Corporation’s financial statements for the year ended December 31, 2005, included in the Corporation’s Shareholder Annual Report accompanying this Proxy Statement (“2005 Audited Financial Statements”):

The Committee has reviewed and discussed the Corporation’s 2005 Audited Financial Statements with the Corporation’s management.

The Committee has discussed with its independent auditors (Deloitte & Touche LLP) the matters required to be discussed by Statement on Auditing Standards 61, as amended, which include, among other items, matters related to the conduct of the audit of the Corporation’s financial statements.

The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from the Corporation and its related entities) and has discussed with the auditors the auditors’ independence from the Corporation. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors’ independence.

Based on review and discussions of the Corporation’s 2005 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that the Corporation’s 2005 Audited Financial Statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

This Report is respectfully submitted by the Audit Committee of the Corporation’s Board of Directors.

Audit Committee Members
John T. Beatty
John M. Miller
Harold Force
David W. Laitinen, MD
Harvard W. Nolting, Jr.

Audit Committee Charter. The Board of Directors has adopted a written charter for the Audit Committee. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

Independence of Audit Committee Members. The Corporation’s Audit Committee is comprised of John T. Beatty, John M. Miller, Harold Force, David W. Laitinen, M.D., and Harvard W. Nolting, Jr. Each of these members meets the requirements for independence set forth in the Listing Standards of the National Association of Securities Dealers, Inc.

The Corporation’s Board of Directors has selected directors to serve on the Audit Committee based on the Board’s determination that they are fully qualified to supervise the Corporation’s auditors, to monitor the Corporation’s internal accounting operations, and to take steps resulting in financial disclosures of the Corporation that present the Corporation’s financial condition and results of operations.

The Corporation’s Board of Directors has determined that its Audit Committee does not include an “Audit Committee Financial Expert” as that term is defined in Item 401(e)(2) of Regulation S-B promulgated under the Securities Exchange Act of 1934 (“1934 Act”). In reviewing the criteria in this definition, the board concluded that each member of the Audit Committee is qualified to serve on that committee and is independent, as that term is used in the National Association of Securities Dealers Listing Standards, and that Messrs. Beatty, Force and Miller possess certain attributes required of an Audit Committee Financial Expert. The Board determined, however, that because Messrs. Beatty, Force and Miller did not have all of the attributes required, that they do not qualify as “Audit Committee Financial Experts” under the Securities and Exchange Commission (the “SEC”) definition of that term.

Notwithstanding the absence of an Audit Committee member who satisfies this definition, the Board is satisfied with the experience and independence of each member of the Audit Committee. As a result, the Board has concluded that attempting to locate and recruit a person who may qualify as an Audit Committee Financial Expert under the SEC’s definition, would not be a prudent use of the Corporation’s resources and, if successful, would only marginally improve, if at all, the quality of the Audit Committee.

Management Remuneration and Related Transactions

Joint Report of the Compensation Committee and the Stock Option Committee

The Compensation Committee of the Board of Directors was comprised during the year ended December 31, 2005, of Messrs. Nolting, Jr. (Chairman), Miller and Dr. Laitinen. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of the Corporation’s executive officers are approved by the full Board of Directors. In the year ended December 31, 2005, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Compensation Committee reviews information provided to it by independent compensation consultants in making its decisions.

The Corporation’s Stock Option Committee administers the Corporation’s stock option plans. Its members are all of the Corporation’s outside directors.

The objectives of the Compensation Committee and the Stock Option Committee with respect to executive compensation are the following:

(1)
provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Corporation’s long-term success;

(2)	reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and to enhance shareholder value; and

(3)
align the interests of the executive officers with the long-term interests of Shareholders by granting stock options which will become more valuable to the executives as the value of the Corporation’s shares increases.

At present, the Corporation’s executive compensation program is comprised of base salary and annual bonuses, awards under the Corporation’s stock option plans, and long-term incentive awards under the Corporation’s Long-Term Incentive Plan. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance.

Base Salary and Bonuses. Base salary levels of the Corporation’s executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Compensation Committee also takes into account individual experience and performance. Bonuses are paid if the Corporation achieves certain financial goals.

Mr. Keach, Jr. was the Corporation’s Chief Executive Officer throughout the year ended December 31, 2005. Mr. Keach, Jr.’s salary was $358,467 (including a $3,000 service award) for the year ended December 31, 2004, and $358,217 for the year ended December 31, 2005. Mr. Keach, Jr. received no bonus for the year ended December 31, 2005, or for the year ended December 31, 2004. In determining Mr. Keach’s salary for these years, the Compensation Committee considered the Corporation’s financial performance for the respective fiscal years.

Stock Options. The Corporation’s stock option plans serve as long-term incentive plans for executive officers and other key employees. These plans align executive and Shareholder long-term interests by creating a strong and direct link between executive pay and Shareholder return, and enable executives to acquire a significant ownership position in the Corporation’s Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Option Committee determines the number of option grants to be made to executive officers based on the practices of comparable financial institutions as well as the executive’s level of responsibility and contributions to the Corporation.

Mr. Keach, Jr. received no grant of stock options during the year ended December 31, 2004. On March 28, 2005, he was awarded stock options for 10,000 shares with a term of ten years and a price of $25.23 per share. These options were vested immediately at the time of grant.

Long-Term Incentive Plan. The Compensation Committee also makes awards under the Home Federal Bancorp Long-Term Incentive Plan which is intended to provide executives with an opportunity to earn long-term incentive compensation based upon their achievement of long-term strategic goals, and is thereby designed to align executive interests with owners’ interests, recognize team achievement and facilitate attracting, motivating and retaining key executives. The awards made to Mr. Keach, Jr. in the 2005-2007 performance period are described under “Management Remuneration and Related Transactions -- Home Federal Bancorp Long-Term Incentive Plan.”

Finally, the Committee notes that Section 162(m) of the Internal Revenue Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table below exceeded the threshold for deductibility under section 162(m).

The Compensation Committee and the Stock Option Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Corporation’s Shareholders. As performance goals are met or exceeded, most probably resulting in increased value to Shareholders, executives are rewarded commensurately. The Committee believes that compensation levels for the year ended December 31, 2005, for executives and for the Chief Executive Officer adequately reflect the Corporation’s compensation goals and policies.

Compensation Committee Members	Stock Option Committee Members

Harvard W. Nolting, Jr.	John T. Beatty
David W. Laitinen, MD	John M. Miller
John M. Miller	Harold Force
David W. Laitinen, MD
Harvard W. Nolting, Jr.

Remuneration of Named Executive Officers

During the last three fiscal years, no cash compensation was paid directly by the Corporation to any of its executive officers. Each of such officers was compensated by the Bank.

The following table sets forth information as to annual, long-term and other compensation for services in all capacities to the Corporation and its subsidiaries for the year ended December 31, 2005, and the two prior fiscal years of (i) the individual who served as chief executive officer of the Corporation during the year ended December 31, 2005, and (ii) each other executive officer of the Corporation serving as such during the year ended December 31, 2005, whose salary and bonuses for the year ended December 31, 2005, exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

					Long Term
		Annual Compensation			Compensation Awards		Payouts
Name and Principal Position During Last Fiscal Year	Fiscal Year Ended December 31	Salary ($)(1)	Bonus ($)(2)	Other Annual Compen- sation($)(2)	Restricted Stock Award($)	Securities Underlying Options(#)	LTIP Payouts ($)	All Other Compen- sation ($)(3)

John K. Keach, Jr.	2005	$358,217	—	—	—	10,000	—	$ 3,903
Chairman of the Board,	2004	$358,467	—	—	—	—	—	$ 5,898
President and	2003	$347,217	$40,683	—	—	—	—	$ 5,528
Chief Executive Officer
Mark T. Gorski (4)	2005	$104,103	—	—	—	10,000	—	—
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
S. Elaine Pollert	2005	$178,292	—	—	—	10,000	—	$ 2,749
Executive Vice President	2004	$172,241	—	—	—	—	—	$ 2,829
	2003	$164,000	$12,811	—	—	—	—	$ 2,939
Charles R. Farber	2005	$192,174	—	—	—	10,000	—	$ 3,095
Executive Vice	2004	$189,412	—	—	—	—	—	$ 3,899
President	2003	$181,125	$14,148	—	—	—	—	$ 2,943
Lawrence E. Welker (4)	2005	$104,320	—	—	—	10,000	—	$30,416
Executive Vice President,	2004	$174,741	—	—	—	—	—	$ 3,641
Chief Financial Officer,	2003	$164,000	$12,811	—	—	—	—	$ 2,460
Treasurer and Secretary

(1)	Includes amounts deferred by the Corporation’s executive officers pursuant to §401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), under the 401(k) Plan.
(2)
Each Named Executive Officer of the Corporation receives certain perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus. These perquisites for 2005 include Harrison Lake Country Club dues of $1,650 for Mr. Keach and Mr. Farber, Seymour Elks Country Club dues of $149 for Mr. Welker and Ms. Pollert, and Indiana CPA fees of $285 for Ms. Pollert.

(3)
Includes the Bank’s contributions on behalf of the Named Executive Officers to the 401(k) Plan, payments of $29,322 to Mr. Welker under his supplemental executive retirement agreement (“SERP”) as a result of his retirement on June 30, 2005, and, for 2004 and 2005, taxable premiums paid for term life insurance for the Named Executive Officers. Mr. Welker will receive under the SERP $58,649 per year over a 15-year period. The $29,322 included in this column for Mr. Welker consists of that portion of his SERP payments made for the six months ended December 31, 2005.

(4)	Mr. Gorski became Executive Vice President, Chief Financial Officer, Treasurer and Secretary on July 1, 2005, following Mr. Welker’s retirement from those positions on June 30, 2005.

Stock Options

The following table sets forth information related to options granted during fiscal year 2005 to the Named Executive Officers.

Option Grants - Last Fiscal Year
Individual Grants

	Options Granted (#)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Share)(1)	Expiration Date (2)	Grant Date Value (3)

John K. Keach, Jr.	10,000	20%	$25.23	3/27/2015	$5.10
Charles R. Farber	10,000	20%	$25.23	3/27/2015	$5.10
Lawrence E. Welker	10,000	20%	$25.23	3/27/2015	$5.10
S. Elaine Pollert	10,000	20%	$25.23	3/27/2015	$5.10
Mark T. Gorski	10,000	20%	$24.45	12/6/2015	$4.61

(1)
The option exercise price may be paid in cash or with the approval of the Stock Option Committee in shares of the Corporation’s Common Stock or a combination thereof. The option exercise price equaled the market value of a share of the Corporation’s Common Stock on the date of grant.

(2)
Of Mr. Gorski’s options, 4,089 became exercisable on December 7, 2005, 4,089 became exercisable on January 1, 2006, and the remaining 1,822 options become exercisable on January 1, 2007. The other options vested immediately upon the date of grant.

(3)
This column sets forth the present value of the options on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 2.97 and 3.07%, risk-free rate of return of 4.11% and 3.68%, expected volatility of 22.38% and 22.13%, and expected life of options of 5.91 years for the options expiring on March 27, 2015, and on December 6, 2015, respectively.

The following table includes information relating to option exercises for the Named Executive Officers during fiscal 2005 and the number of shares covered by both exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2005. Also reported are the values for “in-the-money” options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.

Aggregate Option Exercises and
Outstanding Stock Options and Value Realized as of December 31, 2005

			Number of Securities Underlying Unexercised Options at December 31, 2005(#)		Value of In-the-Money Options at December 31, 2005($)(1)
Name	Shares Acquired on Exercise	Value Realized ($)	Exercisable	Unexercisable (2)	Exercisable	Unexercisable (2)

John K. Keach, Jr.	15,000	$137,788	110,017	7,528	$434,681	—
Charles R. Farber	—	—	29,136	864	$78,458	$3,542
S. Elaine Pollert	—	—	90,426	16,224	$397,198	$105,699
Mark T. Gorski (2)	—	—	4,089	5,911	$2,249	$3,251
Lawrence E. Welker (3)	55,000	$446,347	51,650	—	$62,050	—

(1)	Amounts reflecting gains on outstanding in-the-money options are based on the December 30, 2005, closing price for the stock, which was $25.00.
(2)	The shares represented could not be acquired by the Named Executive Officers as of December 31, 2005.
(3)	Mr. Welker retired on June 30, 2005, and Mark T. Gorski assumed his positions as Executive Vice President, Chief Financial Officer, and Treasurer and Secretary on July 1, 2005.

Home Federal Bancorp Long-Term Incentive Plan

On May 24, 2005, the Board of Directors of the Corporation adopted the Home Federal Bancorp Long-Term Incentive Plan (the “LTIP”) effective January 1, 2005. Eligibility to participate in the LTIP is limited to key executives of the Company or its subsidiaries who have the opportunity to significantly affect the achievement of the Company’s strategic objectives.

At the time the Corporation’s Compensation Committee grants an award, it will establish performance goals related to one or more performance criteria at which the incentive payment for each award level shall be earned for the relevant performance period. The performance period may be any period of years established by the Committee up to but not in excess of five years. The final award, if earned, will be paid in a lump sum in cash to a participant who is and has been an active employee at all times during the performance period, with the award being subject to pro rata adjustment and payment in the event of retirement, death, or disability during that period. The maximum payment to any participant for any performance period under the LTIP is $750,000.

In the event of a change in control of the Corporation (as defined in the LTIP) prior to the end of a performance period and/or the payment of a final award, the Committee has the discretion to accelerate the calculation and payment of any final award, which may include the payment of the maximum final award.

The following table sets forth information concerning the Corporation’s LTIP for the 2005-2007 performance period. For the 2005-2007 performance period, the Committee established performance measures based on earnings per share growth (average annual growth expressed as a percentage of the diluted earnings per share of the Corporation during the performance period, provided that the Compensation Committee may exclude special charges or extraordinary items) and total shareholder return (the percentage that the average annual total change in stock price plus dividends on a share of common stock of the Corporation during the performance period falls within the Stifel, Nicolaus Midwest Peer Group with assets less than $2.5 billion or a successor peer group selected by the Compensation Committee):

	Number of Shares, Units or	Performance or Other Period Until Maturation	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Other Rights	or Payout	Threshold ($)	Target ($)	Maximum ($)
John K. Keach, Jr.	50% of Average Base Salary for the Performance Period	2005-2007	$44,750	$179,000	$358,000
Charles L. Farber	35% of Average Base Salary for the Performance Period	2005-2007	16,800	67,200	134,400
S. Elaine Pollert	35% of Average Base Salary for the Performance Period	2005-2007	15,575	62,300	124,600
Lawrence E. Welker	35% of Average Base Salary for the Performance Period	2005-2007	2,550	10,200	20,400
Mark Gorski	35% of Average Base Salary for the Performance Period	2005-2007	12,762	51,050	101,100

Employment Agreements

The Bank has three-year employment contracts with the following executive officers: Mark T. Gorski, John K. Keach, Jr., S. Elaine Pollert and Charles R. Farber (collectively, the “Employees”). The Corporation has guaranteed the Bank’s obligations under these contracts. The contracts can be extended annually for additional one-year terms to maintain a three-year term unless notice is properly given by either party to the contract, and have been so extended. The Employees receive their current salary, which salary is subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to Bank employees. The Employees may terminate their employment upon 30 days written notice to the Bank. The Bank may discharge the Employees for “cause” (generally, dishonesty, incompetence, forms of misconduct, or certain legal violations) at any time or in certain events specified by banking regulations. Upon termination of an Employee’s employment by the Bank for other than cause or in the event of termination by an Employee for “cause” (generally, material changes in duties or authority or breaches by the Bank of the contract), that Employee will receive his or her base compensation under the contract (a) for an additional three years if the termination follows a change of control (generally, material changes in the owners of shares of the Bank or the Corporation or in the composition of its Board of Directors), or (b) for the remaining term of the contract, if the termination does not follow a change of control. In addition, during such period, the Employee will continue to participate in the Bank’s group insurance plans or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the Employee will have the right to cause the Bank to purchase any stock options he or she holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the employment agreement together with any other payments made to an Employee by the Bank are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. The cash compensation which would be paid under these contracts to the four Named Executive Officers if the contracts were terminated as of the date hereof after a change of control for other than cause by the Bank or for cause by the Employees, would be the following:

Named Executive Officer	Cash Compensation
John K. Keach, Jr.	$1,074,651
S. Elaine Pollert	$ 534,876
Charles R. Farber	$ 576,522
Mark T. Gorski	$ 525,000

The employment contracts provide the Bank protection of its confidential business information should any of them voluntarily terminate his or her employment without cause or be terminated by the Bank for cause.

The existence of these contracts may make a merger, other business combination or change of control of the Bank more difficult or less likely. This is because, unless the Employees are allowed to maintain their positions and authority with the Bank, they will be entitled to payments which in the aggregate may be deemed to be substantial. However, the employment contracts provide security to the Employees, and the Board of Directors believes that the contracts will encourage their objective evaluation of opportunities for mergers, other business combinations or other transactions involving a change of control of the Corporation or the Bank since they will be in a position to evaluate such transactions without significant concerns about the manner in which such transactions will affect their financial security.

Compensation of Directors

Monthly Fee. Directors of the Corporation are not currently paid director’s fees. Each director of the Bank receives $550 per regular meeting attended, $250 per committee meeting attended and a $4,000 quarterly retainer. The Chairman of the Corporation’s Audit Committee receives a $2,000 quarterly retainer. If a director misses more than three consecutive meetings, he is removed from the Board.

Deferred Compensation for Outside Directors. As of January 1, 2006, the Bank entered into deferred compensation agreements with three of its outside directors: Harold Force, John Beatty and David Laitinen. Under these agreements, the balance of director fees and accrued interest for each director under a superseded deferred director fee agreement was allocated to a separate account as of January 1, 2006. This amount accrues interest at the annual rate prescribed by the plan which shall be no less than 8% and no more than 12%. The balance of the director’s account under the plan will be paid in 180 monthly installments after the director attains age 60. Upon separation of service of a director before that time, similar benefits will be paid after the director attains age 60. Death benefits are also provided for in the agreement. Upon termination for cause, the director will be entitled only to the director fees he had previously deferred, without any interest credited thereon.

As of January 1, 2006, the balance held in each account for each such director was as follows:

Name of Individual	Balance of Account at January 1, 2006
David W. Laitinen, MD	$287,118
Harold Force	$283,661
John T. Beatty	$255,421

Harvard W. Nolting, Jr. is currently receiving benefits under a similar deferred compensation agreement of $31,308 per year. These payments continue until 2019.

Stock Options. The following table provides information relating to option exercises by directors of the Company (other than the Named Executive Officers whose option exercises are disclosed on page 9 of this proxy statement) during the last fiscal year. Value realized upon exercise is the difference between the closing price on the Nasdaq Stock Market of the underlying stock on the exercise date and the exercise or base price of the option.

Name	Shares Acquired on Exercise (#)	Value Realized ($)
John T. Beatty	1,431	$19,920
David W. Laitinen, MD	1,431	$18,932
Harold F. Force	1,431	$19,819
Harvard W. Nolting, Jr.	1,431	$19,791

Directors Emeritus Benefits

In consideration of a director serving as Director Emeritus, any Director Emeritus is paid an amount equal to ¾ of the monthly fee paid to directors at the time of his retirement from the Board.

Pension Plan

The Bank’s employees are included in a pension plan administered by Pentegra Group. Separate actuarial valuations are not made for individual members of the plan. The Bank’s employees are eligible to participate in the plan once they have completed one year of service for the Bank and have attained the age of 21 years.

The plan provides for monthly retirement benefits determined on the basis of the employee’s years of service and the employee’s average base salary for the five consecutive years of his or her employment producing the highest average. Early retirement, disability, and death benefits are also payable under the plan, depending upon the participant’s age and years of service. During the year ended December 31, 2005, the Bank contributed $1.4 million to the pension plan.

The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his or her retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service.

Highest Five-Year Average Annual	Years of Benefit Service
Compensation	10	20	30	40	50
$140,000	$26,800	$ 53,700	$ 80,500	$107,400	$134,200
$180,000	$34,800	$ 69,700	$104,500	$139,400	$174,200
$220,000	$42,800	$ 85,700	$128,500	$171,400	$214,200
$260,000	$50,800	$101,700	$152,500	$203,400	$254,200
$300,000	$58,800	$117,700	$176,500	$235,400	$294,200
$340,000	$66,800	$133,700	$200,500	$267,400	$334,200
$380,000	$74,800	$149,700	$224,500	$299,400	$374,200
$420,000	$82,800	$165,700	$248,500	$331,400	$414,200
$460,000	$90,800	$181,700	$272,500	$363,400	$454,200

Benefits are currently subject to maximum Code limitations of $175,000 per year. The years of service credited under the pension plan as of December 31, 2005, to the Named Executive Officers are as follows:

Name of Executive Officer	Years of Service
John K. Keach, Jr.	31
Lawrence E. Welker	26
S. Elaine Pollert	19
Charles R. Farber	3
Mark T. Gorski	0

The compensation covered by the pension plan for purposes of computing their benefits is the equivalent of the compensation set forth in the salary column in the chart on page 8.

Excess Benefit Plan

On April 1, 2001, the Bank entered into an excess benefit plan agreement with John K. Keach, Jr. Under this agreement, Mr. Keach is provided retirement benefits equal to the annual benefits he would have received under the Bank’s pension plan had he received full credit for his annual salary and if the pension plan did not have to make certain reductions in benefits required under § 415 and § 401 of the Internal Revenue Code of 1986, as amended, less the annual benefits he is entitled to under the pension plan. The benefits are to be paid on an annual basis for the life of Mr. Keach. The projected annual benefit payable to Mr. Keach under this agreement is approximately $90,000. Death benefits are also provided in the agreement.

The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance which is expected to provide the Bank with the funds necessary to provide the benefits described above.

Supplemental Retirement Income and Deferred Compensation Program

The Bank has entered into either supplemental retirement agreements or deferred compensation agreements with its executive officers and with nine other current or former employees deemed by the management of the Bank to be key employees. These agreements provide each of the executive officers of the Bank with supplemental retirement benefits after the employee terminates his employment for any reason, unless such termination is for cause; provided that in no event will such retirement benefits commence before the employee has reached age 50.

The annual benefits for the Named Executive Officers are equal to the amounts specified below:

John K. Keach, Jr.	$82,664
Lawrence E. Welker	$58,649
S. Elaine Pollert	$50,000
Charles R. Farber	$50,000
Mark T. Gorski	$50,000

The annual benefits are payable to those persons for a period of 15 years. The agreements also provide for death and burial benefits, and for some employees, disability benefits prior to age 50.

The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance in order to provide the Bank with the funds necessary to provide the benefits described above. Under the supplemental retirement agreements, if an executive officer or employee is terminated for cause, all benefits under his or her agreement are forfeited.

Mr. Welker, who retired on July 1, 2005, is receiving annual payments of $58,649 over a 15-year period pursuant to his supplemental retirement agreement.

Performance Graph

The following graph shows the performance of the Corporation’s Common Stock for the period beginning June 30, 2001, and ending December 31, 2005, in comparison to the NASDAQ Stock Market - U.S. Index and the NASDAQ Bank Index.

COMPARISON OF FIVE FISCAL YEAR CUMULATIVE TOTAL RETURN*
AMONG HOME FEDERAL BANCORP, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE NASDAQ BANK INDEX

*	$100 invested on 6/30/01 in stock or index - including reinvestment of dividends.
Fiscal year ending December 31.

Transactions With Certain Related Persons

The Bank has followed the policy of offering to its directors, officers and employees and their associates, real estate mortgage loans for the financing of their principal residences; consumer loans; and, in certain cases, commercial loans. These loans are made in the ordinary course of business on substantially the same terms and collateral as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires that the Corporation’s officers and directors and persons who own more than 10% of the Corporation’s Common Stock file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% Shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the year ended December 31, 2005, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were complied with.

ACCOUNTANTS

The firm of Deloitte & Touche LLP has been selected as the Corporation’s principal independent registered public accounting firm for the current fiscal year. Deloitte & Touche LLP has served as auditors for the Corporation since 1984. It is expected that representatives of the firm will be present at the Annual Meeting to make any statements they desire to make and to answer questions directed to them.

Accountant’s Fees

Audit Fees. The firm of Deloitte & Touche LLP served as the Corporation’s independent registered public accounting firm for the fiscal years ended December 31, 2004, and December 31, 2005. The aggregate fees billed by Deloitte & Touche LLP for the audit of the Corporation’s financial statements included in its annual report on Form 10-K; for the attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404; and for the review of its financial statements included in its quarterly reports on Form 10-Q for the fiscal years ended December 31, 2004, and December 31, 2005, were $322,294 and $318,586, respectively.

Audit-Related Fees. The aggregate fees billed in each of the fiscal years ended December 31, 2004, and December 31, 2005, for assurance and related services by Deloitte & Touche LLP that are reasonably related to the audit or review of the Corporation’s financial statements and that were not covered in the Audit Fees disclosed above were $17,833 and $15,165, respectively.

Tax Fees. The aggregate fees billed in each of the fiscal years ended December 31, 2004, and December 31, 2005, for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice or tax planning were $27,988 and $48,415, respectively.

All Other Fees. In fiscal 2004, Deloitte & Touche LLP billed the Corporation $219,040 for client assistance for the implementation of the Sarbanes-Oxley Act of 2002. There were no fees billed in fiscal 2005 for professional services rendered by Deloitte & Touche LLP, except as disclosed above.

Audit Committee Pre-Approval. The Corporation’s Audit Committee formally adopted resolutions pre-approving the engagement of Deloitte & Touche LLP to act as the Corporation’s independent auditor for the fiscal years ended December 31, 2004, and December 31, 2005. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c) (7) (i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of Deloitte & Touche LLP will be made by the

Audit Committee and all non-audit and audit services to be rendered by Deloitte & Touche LLP will be pre-approved by the Audit Committee. One hundred percent of Audit-Related and Tax Services for the fiscal years ended December 31, 2004 and 2005, were pre-approved by the Audit Committee. The Corporation’s independent auditors performed all work described above with their respective full-time, permanent employees.

SHAREHOLDER PROPOSALS

Any proposal which a Shareholder wishes to have presented at the next Annual Meeting to be held in April 2007, and included in the Proxy Statement and form of proxy relating to that meeting must be received by the Corporation at its principal executive offices no later than 120 days in advance of March 28, 2007. Any such proposals should be sent to the attention of the Secretary of the Corporation, 501 Washington Street, Columbus, Indiana 47201.

A Shareholder proposal being submitted for presentation at the Annual Meeting but not for inclusion in the Corporation’s proxy statement and form of proxy will normally be considered untimely if it is received by the Corporation later than 60 days in advance of March 28, 2007. If, however, less than 70 days notice or prior public disclosure of the date of the next annual meeting is given or made to Shareholders (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), such proposal shall be considered untimely if it is received by the Corporation later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If the Corporation receives notice of such proposal after such time, each proxy that the Corporation receives will confer upon it discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in the Corporation’s proxy statement for the next Annual Meeting.

GENERAL

The Board of Directors knows of no matters which are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the meeting, it is intended that the proxies will be voted, with respect to them, in accordance with the recommendations of the Board of Directors.

The cost of soliciting proxies in the accompanying form will be borne by the Corporation. In addition to solicitations by mail, some of the officers and regular employees of the Corporation, who will receive no special compensation therefor, may solicit proxies by telephone, telegraph or personal visits, and the cost of such additional solicitation, if any, will be borne by the Corporation.

Each Shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed return envelope.

Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Corporation, the Corporation relies upon information furnished by others for the accuracy and completeness thereof.

By Order of the Board of Directors

John K. Keach, Jr.
Chairman of the Board, President and
Chief Executive Officer
March 28, 2006

PROXY	PROXY

HOME FEDERAL BANCORP

Annual Meeting of Shareholders
April 25, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles R. Farber and Mark T. Gorski, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of Home Federal Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Hampton Inn, Edinburgh, Indiana, on Tuesday, April 25, 2006, at 3:00 P.M. Eastern Standard Time, and at any and all adjournments thereof, as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side.)

HOME FEDERAL BANCORP
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  ●

1.	The election as directors of all nominees listed below for three-year terms:		For All	Withhold All	For All (Except Nominee(s) written below)

	Nominees:	John M. Miller	¡	¡	¡
Harvard W. Nolting, Jr.

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

The Board of Directors recommends a vote "FOR" each of the listed propositions.

This proxy may be revoked at any time prior to the voting thereof.

The undersigned acknowledges receipt from Home Federal, prior to the execution of this proxy, of a notice of the Meeting, a proxy statement and an Annual Report to shareholders.

Dated: _________________, 2006

Signature(s)_______________________________
_________________________________________

Please sign as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Ù FOLD AND DETACH HERE Ù

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE